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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ANNOUNCES
DEFINITIVE PURCHASE AGREEMENT WITH QUESTOR AFFILIATES

PROTECTION UNDER CHAPTER 11 BANKRUPTCY CODE SOUGHT TO ALLOW FOR ORDERLY CONSUMMATION OF COMPREHENSIVE FINANCIAL RESTRUCTURING

         Pittsburgh, Pennsylvania - September 21, 2001 - The Carbide/Graphite Group, Inc. ("C/G" or the "Company") (NASDAQ NNM: CGGI) today announced that it has reached a definitive agreement with Questor Management Company and certain of its affiliates ("Questor") on a transaction whereby an affiliate of Questor will purchase substantially all of C/G's operating assets and assume substantially all of C/G's operating liabilities under a Section 363 asset sale pursuant to the U.S. Bankruptcy Code. C/G filed a petition in Pittsburgh today for protection under Chapter 11 of the U.S. Bankruptcy Code to allow for the orderly consummation of the comprehensive financial restructuring and the Questor transaction. C/G is also continuing discussions with the Lenders under the Company's revolving credit facility (the "Bank Group") to finance the Chapter 11 in contemplation of the transaction with Questor. However, currently anticipated arrangements would not result in any residual value for C/G equity interests.

         Walter B. Fowler, C/G's Chairman and Chief Executive Officer, said, "The execution of the definitive purchase agreement with Questor and the associated Chapter 11 filing are key components of a necessary financial restructuring program for C/G. Teamed with Questor, we believe we can accelerate a number of process and cost improvement initiatives that have already been started. At this time we believe that the Questor transaction represents the best solution available and we are hopeful that the creditors will support the transaction. Production and product shipments are expected to continue on a business-as-usual basis."

         Michael D. Madden, a Questor principal, said, "Industry conditions and many other uncontrollable factors have continued to plague C/G. However, the employees of C/G have displayed a significant amount of creativity and perseverance during these difficult times. Upon the consummation of the transaction with Questor, a new company will emerge with sufficient capital available to survive through the currently depressed steel cycle and begin certain key capital projects that will reduce operating costs and improve product quality. We believe the transaction contemplated is fair and the best alternative available to the Company at this time. It also helps ensure the survival of a strong competitor in the graphite and calcium carbide industries for years to come."

         The Carbide/Graphite Group, Inc. and its affiliates are a major U.S. manufacturer of graphite electrodes, needle coke and calcium carbide products. Graphite electrodes are used as conductors of electricity and are consumed in the Electric Arc Furnace ("EAF") steelmaking process common to all mini-mill steel producers. The Company is the only manufacturer of graphite electrodes that produces its own requirements of needle coke, the principal raw material of graphite electrodes. The Company manufactures needle coke through its affiliate, Seadrift Coke, LP. Calcium carbide and derivative products, primarily acetylene, are used in the manufacture of specialty chemicals, as a fuel in metal cutting and welding, and for metallurgical applications such as iron and steel desulfurization.

         While C/G management has aggressively worked to lower its cost structure and position it to capitalize on growth opportunities going forward, several of the key factors that has negatively impacted the Company's performance include:

o WEAKNESS IN CERTAIN REGIONS OF THE GLOBAL ECONOMY, WHICH CAUSED THE GLOBAL DEMAND FOR STEEL TO SOFTEN AND IMPACTED DEMAND FOR MANY OF THE COMPANY'S PRODUCTS SINCE 1999.

o THE RELATIVE STRENGTH OF THE U.S. ECONOMY AND U.S. DOLLAR RESULTED IN A HIGH LEVEL OF STEEL IMPORTS INTO THE U.S. DURING 2000 AND 2001. THIS SITUATION RESULTED IN THE CURTAILMENT OF STEEL PRODUCTION IN THE U.S., THE MOST SIGNIFICANT MARKET FOR THE COMPANY'S GRAPHITE ELECTRODES AND CALCIUM CARBIDE FOR METALLURGICAL APPLICATIONS.


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o        OIL PRICES INCREASED DRASTICALLY IN 2000 AND HAVE REMAINED AT
         RELATIVELY HIGH LEVELS THROUGHOUT 2001. DECANT OIL, A PETROLEUM PRODUCT, IS THE PRINCIPAL RAW MATERIAL IN THE PRODUCTION OF NEEDLE COKE.

         Despite the external factors that have negatively impacted C/G's financial results over the last two years, the Company is positioned to generate significant growth in financial performance, with improve market conditions, as a result of several cost reduction and production enhancement initiatives implemented by C/G's employees, including:

o $100 MILLION IN CAPITAL IMPROVEMENTS WERE MADE FROM 1996 THROUGH 1999 THAT HAVE SIGNIFICANTLY IMPROVED PRODUCT QUALITY, PRODUCTION YIELD AND COST PERFORMANCE.

o MANAGEMENT HAS BEEN WORKING AGGRESSIVELY WITH ITS HOURLY WORK FORCE TO IMPROVE EFFICIENCY AND REDUCE COSTS. IN FISCAL 2001, ALL OF THE COMPANY'S UNION CONTRACTS WERE RENEGOTIATED RESULTING IN ANNUAL SAVINGS OF $4 MILLION TO $5 MILLION. MANAGEMENT BELIEVES THERE ARE AN ADDITIONAL $5 MILLION TO $6 MILLION OF COST SAVINGS THAT CAN BE ACHIEVED THROUGH JOINT PROJECTS BETWEEN MANAGEMENT AND THE UNIONS.

o MANAGEMENT INTENDS TO IMPLEMENT A $25 MILLION CAPITAL INVESTMENT IN A HYDRODESULFURIZATION (HDS) COMPLEX AT SEADRIFT COKE, L.P. THIS PROJECT IS ONLY POSSIBLE WITH THE STRENGTH AND CAPITAL RESOURCES OF QUESTOR AND WILL SIGNIFICANTLY IMPROVE THE QUALITY OF SEADRIFT'S NEEDLE COKE WHILE SUBSTANTIALLY REDUCING RAW MATERIAL AND LOGISTICAL COSTS. TOTAL ANNUAL SAVING ARE ESTIMATED TO BE AT LEAST $10 MILLION BASED ON CURRENT PRODUCTION RATES.

         Mr. Fowler concluded, "We are committed to consummating a restructuring of our finances and believe that with the resources of Questor, we will be successful in our efforts."

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company will consummate a transaction with Questor or that the Bank Group will restructure their loans in connection with a transaction with Questor or that the Bank Group will continue to provide financial support to the Company. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.